EXHIBIT 99.1

HAMPSHIRE GROUP, LIMITED
STOCK SYMBOL: HAMP
CONTACT: WILLIAM W. HODGE
PHONE: (864) 225-6232
FACSIMILE: (864) 225-4421


                              FOR IMMEDIATE RELEASE

            HAMPSHIRE GROUP, LIMITED ANNOUNCES THIRD QUARTER RESULTS

     Anderson, SC, November 6, 2003...Hampshire Group, Limited (Nasdaq: HAMP) today announced results for the quarter ended September 27, 2003. Net sales were $97,036,000 compared with $109,134,000 for the same period last year. The Company had net income from continuing operations of $4,865,000 or $1.00 per fully diluted share, compared with net income from continuing operations of $8,823,000 or $1.82 per fully diluted share in the same period in 2002.

     For the nine months ended September 27, 2003, net sales were $180,164,000 compared with $183,529,000 for the same period last year. Net income from continuing operations was $4,628,000 or $0.95 per fully diluted share, compared with net income from continuing operations of $9,453,000 or $1.96 per fully diluted share in the same period in 2002.

     Ludwig Kuttner, Chairman and Chief Executive Officer, stated: "Sales were lower than expected because of a highly competitive retail market. Gross margins continue to be negatively impacted by higher allowances granted to customers. We are encouraged by strong fourth quarter bookings in women's sweaters offsetting weakness in related separates and men's sweaters, but we remain cautious with respect to year-end results because of the retail market environment. Our team continues to focus on quality and service to our customers."

     As previously announced, the Company sold Hampshire Investments, Limited ("HIL"), a subsidiary of Hampshire Group, on October 8, 2003. A loss of $5,901,000 from the sale was included in the discontinued operations. As a result of the sale, Hampshire Group acquired 700,000 shares of its common stock and debt was reduced by $11,830,000. The divestment of HIL will allow the Company to focus solely on its apparel business.

     The Company had a net loss of $865,000 or $0.18 per fully diluted share for the quarter ended September 27, 2003, compared with net income of $9,033,000 or $1.86 per fully diluted share in the same period in 2002 and a net loss of $715,000 or $0.15 per fully diluted share for the nine months ended September 27, 2003, compared with net income of $9,606,000 or $1.99 per fully diluted share in the same period in 2002.

     Hampshire Group, Limited is a diversified apparel company, believed to be the largest supplier of sweaters in North America and a leading supplier of women's related separates.

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       "Cautionary Disclosure Regarding Forward-Looking Statements"

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company's current views with respect to future events. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events. Readers are also urged to carefully review other filings by the Company with the Securities and Exchange Commission which attempt to advise interested parties of the factors which affect the Company's business.

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
                            HAMPSHIRE GROUP, LIMITED
                         COMPARATIVE SUMMARY OF EARNINGS
                      (in thousands, except per share data)

                                 Nine-Month Periods Ended    Three-Month Periods Ended
                                 ------------------------    -------------------------
                                 Sept. 27,      Sept. 28,     Sept. 27,     Sept. 28,
                                   2003           2002          2003          2002
                                 --------       --------      --------      --------

Net sales                        $180,164       $183,529      $97,036        $109,134
                                 --------       --------      -------        --------

Net income from continuing
  operations                       $4,628         $9,453       $4,865          $8,823
                                   ------         ------       ------          ------

Net income (loss) from
  discontinued operations         ($5,343)          $153      ($5,730)           $210
                                   ------           ----       ------            ----

Net income (loss)                   ($715)        $9,606        ($865)         $9,033
                                     ----         ------         ----          ------

Basic income per share -
  Continuing operations             $0.98          $2.01        $1.02           $1.87
  Discontinued operations           (1.13)          0.03        (1.21)           0.04
                                     ----           ----         ----           -----
    Net income (loss)              ($0.15)         $2.04       ($0.18)          $1.92
                                    -----          -----        -----           -----

Diluted income per share -

  Continuing operations             $0.95          $1.96        $1.00           $1.82
  Discontinued operations           (1.10)          0.03        (1.18)           0.04
                                    -----          -----        -----           -----
    Net income (loss)              ($0.15)         $1.99       ($0.18)          $1.86
                                    -----          -----        -----           -----

Weighted average number of
  Shares outstanding-     Basic     4,724          4,709        4,751           4,716
                                    -----          -----        -----           -----
                          Diluted   4,851          4,833        4,863           4,855
                                    -----          -----        -----           -----

